Exhibit 10.39

3000 John Deere Road, Toano, VA 23168 Phone: (757) 259-4280.● Fax (757) 259-7293 www.lumberliquidators.com

August 14, 2015

VIA EMAIL (jwitter@verizon.net) and (jwitter@lumberliquidators.com)

Ms. Jill Witter

1429 Cottonwood Valley Ct.

Irving, Texas 75038

Re:    Offer Letter

Dear Jill:

This letter confirms our offer of employment to you with Lumber Liquidators Holdings, Inc. or one of its subsidiaries (individually and collectively, as applicable, “Lumber Liquidators” or the “Company”). The details of our offer are as follows:

•	Title: Chief Compliance and Legal Officer

•	Location: Toano, Virginia

•	Reports to: Chief Executive Officer

•	Start Date: August 14, 2015 (unless mutually changed and finalized between you and the Company)

•	Annual Base Salary: $375,000. Lumber Liquidators currently processes payroll on a weekly basis. This is subject to change. We strongly encourage employees to receive their pay via direct deposit. You will receive more information about direct deposit during your orientation.

•	Incentive Plan: You will be eligible to participate in the Annual Bonus Plan for Executive Management (the “Bonus Plan”). Your 100% target payout under the Bonus Plan will be equal to 50% of your annual base salary, with the opportunity to earn a maximum of 200% of your target payout based on Lumber Liquidators’ performance against certain financial objectives. In 2015, any earned bonus payout will be pro-rated for your date of hire in 2015. Notwithstanding the foregoing, the awarding (or decision not to award) a payment under the Bonus Plan and the amount thereof, is a decision left to the sole discretion of Lumber Liquidators. Further, the Bonus Plan is subject to amendment, modification and/or termination by Lumber Liquidators in its sole and absolute discretion. To the extent there is any conflict between this Offer Letter and the language of the Bonus Plan, the Bonus Plan shall control.

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•	Stock Options: Lumber Liquidators will recommend to the Compensation Committee of its Board of Directors that you receive Lumber Liquidators non-qualified stock options with a total cumulative value of $400,000. The valuation of the options will be made using the Black-Scholes-Merton method as of your actual start date (the “Grant Date”). If approved by the Compensation Committee, any award will be granted under, subject to and governed by the 2011 Equity Compensation Plan, and shall be evidenced by a grant agreement. The agreement will specify, among other things, the vesting schedule, consequences of termination of employment and other applicable terms and conditions. The vesting schedule of the options will be as follows: beginning on the third anniversary of the grant date, 33-1/3% of the grant will vest on anniversary of the grant date for a period of three (3) years. The timing and amount of any such award to you is subject to the discretion of the Compensation Committee and the Board of Directors. As an employee, you will be subject to the expectations and restrictions of Lumber Liquidators’ Insider Trading Policy, a copy of which is provided at the time of hire and is available upon request to Human Resources.

•	Restricted Stock: Lumber Liquidators will recommend to the Compensation Committee of its Board of Directors that you receive Lumber Liquidators restricted stock with a total cumulative value of $400,000. The valuation of the restricted stock will be made using the fair market value of the shares on the Grant Date. If approved by the Compensation Committee, any award will be granted under, subject to and governed by the 2011 Equity Compensation Plan, and shall be evidenced by a grant agreement. The agreement will specify, among other things, the vesting schedule, consequences of termination of employment and other applicable terms and conditions. The vesting schedule of the restricted stock will be as follows: 25% of the grant will vest on each anniversary of the grant date for a period of four (4) years. The timing and amount of any such award to you is subject to the discretion of the Compensation Committee and the Board of Directors. As an employee, you will be subject to the expectations and restrictions of Lumber Liquidators’ Insider Trading Policy, a copy of which is provided at the time of hire and is available upon request to Human Resources.

•	Relocation Expense Reimbursement: This position is based in the corporate office in Toano, VA. Financial support will be provided to cover reasonable relocation expenses from Dallas/Irving, TX to the Toano/Richmond/Hampton Roads, VA area. You will be provided with up to $100,000 (relocation expenses that are not tax deductible will be grossed up at 40% with a final true-up upon completion of your relocation) in relocation expense reimbursement provided you sign and return to us the attached Relocation Expense Agreement. Please also refer to the attached Corporate Relocation Policy for Senior Vice Presidents.

•	Severance Benefit Agreement: In the event your employment with Lumber Liquidators is terminated by the Company without Cause and provided you have executed a Severance Benefit Agreement and General Release and Waiver, the Company will pay you severance in the form of salary continuation in the amount equivalent to your base salary in effect as of your termination date for fifty-two (52) weeks, subject to standard payroll deductions and withholdings.

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•	Performance Review and Merit Increase: Your performance will be reviewed periodically with you by your supervisor, but no less than annually. Merit increases are discretionary based on performance and business considerations.

•	Benefits Eligibility: You will be eligible to participate in benefit plans offered through Lumber Liquidators per the terms and conditions of those plans.

•	Paid Time Off (PTO): Per the terms and conditions of the Lumber Liquidators Paid Time Off (PTO) Policy, located on Lumber Liquidators intranet, you will accrue hours of PTO based on weeks worked, up to a maximum of 200 hours in your first year of employment. You will continue to accrue hours of PTO based on weeks worked, at this level until you reach the next milestone.

•	Holidays: Lumber Liquidators observes six scheduled holidays each year. Those holidays currently are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The holiday schedule is established in advance of each year and is subject to change.

This offer of employment is contingent on (1) satisfactory results of a drug screening test, (2) background verification, (3) your executing the Confidentiality, Non-Solicitation and Non-Competition Agreement, and (4) your ability to show that you are eligible to work in the United States.

On your first day of employment, you will be required to provide your social security card for payroll purposes, and proof of identity and employment eligibility in order to complete an Employment Eligibility Verification (I-9) form. A list of acceptable documents is enclosed. Please note that, if you do not have one document from List A, you must bring one document from List B and one document from List C.

Please ensure that you bring the proper documentation with you on your first day of employment. Your subsequent failure to provide the necessary documentation as required by federal law may result in the termination of your employment. Please note that your name for payroll purposes must match exactly with your social security records. To expedite the orientation process, please complete the attached forms and bring these with you on your first day.

Please acknowledge your acceptance of this offer by signing and returning a copy of this letter and the Incorporated Documents, all in their entirety, to me. By signing this offer, you are, among other things, representing to Lumber Liquidators that there are no legal or equitable agreements or restrictions that would prevent, limit, impair or otherwise compromise your ability to comply with the terms of this offer and perform on behalf of Lumber Liquidators. A copy of the letter is enclosed for your records. The Lumber Liquidators’ mailing address is 3000 John Deere Road, Toano, Virginia 23168.

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Please note that your employment with Lumber Liquidators is at-will and neither this document nor any other oral or written representations may be considered a contract of employment for any specific length of time. You retain the option, as does Lumber Liquidators, of ending your employment with Lumber Liquidators at any time, with or without notice and with or without cause.

If you have questions regarding any of the above, please feel free to contact me by telephone at (757) 566-7484 (office) or (757) 268-7815 (mobile), or by email.

We look forward to you joining the Lumber Liquidators team and working with you to further our success.

Sincerely,

/s/ Sandra C. Whitehouse

Sandra C. Whitehouse

SVP, Chief Human Resources Officer

ACKNOWLEDGEMENT and AGREEMENT: As indicated by my signature below on this letter, I acknowledge its receipt and my understanding and acceptance of its contents. I agree that should I terminate employment with Lumber Liquidators or if my employment is terminated for cause, any monies owed for reimbursement of expenses or other sums under this offer letter will be deducted from my final paychecks.

Signature:	/s/ Jill Witter	Date:	August 14, 2015
Jill Witter

cc:      Tom Sullivan

Attachments:	Direct Deposit Form
State Tax Form
Confidentiality, Non-Solicitation and Non-Competition Agreement
Severance Benefit Agreement
Annual Bonus Plan for Executive Management
Relocation Policy for Senior Vice Presidents
Relocation Expense Agreement

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